Exhibit 23.10

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of American Midstream Partners, LP of our report dated May 7, 2014, relating to our audit of the statements of operations and cash flows of Wildcat Permian Services, LLC for the period from January 1, 2013 through October 6, 2013 and the period from September 12, 2012 (inception) through December 31, 2012, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Dallas, Texas

January 9, 2017